AMENDMENT TO THE
ADVISORS SERIES TRUST – FUND SERVICING AGREEMENT

    THIS AMENDMENT is entered into as of the last date on the signature block, to the Fund Servicing Agreement, dated as of December 22, 2021 (the “Agreement”), by and between ADVISORS SERIES TRUST, a Delaware statutory trust (the “Trust”), and U.S. BANCORP FUND SERVICES, LLC dba U.S. Bank Global Fund Services, a Wisconsin limited liability company (“Fund Services”).

RECITALS

    WHEREAS, the Trust and Fund Services (the “Parties”) have entered into the Agreement; and

WHEREAS, the Parties entered into an amendment on August 10, 2022 (the “Original Amendment”); and

WHEREAS, the Parties wish to update the August 10, 2022 amendment; and

WHEREAS, Section 13 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

1.The Original Amendment shall be read to define the “Agreement” as the Fund Servicing Agreement, dated December 22, 2021.

2.Except to the extent amended hereby, the Agreement shall remain in full force and effect.

    IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year written below.

ADVISORS SERIES TRUST            U.S. BANCORP FUND SERVICES, LLC

By: /s/ Jeffrey T. Rauman            By: /s/ Jason Hadler
Name: Jeffrey T. Rauman        Name: Jason Hadler
Title: President        Title: Senior Vice President
Date: September 2, 2022        Date: September 2, 2022